ZIONS BANCORPORATION AND GB BANCORPORATION
                            ANNOUNCE MERGER AGREEMENT


         SALT LAKE CITY, Utah and SAN DIEGO, California; July 7, 1997 - Zions Bancorporation ("Zions") and GB Bancorporation ("Grossmont"), the parent company of Grossmont Bank, announced today that a definitive agreement has been signed under which Grossmont will merge with and into Zions, with Grossmont shareholders receiving common shares of Zions. Grossmont Bank has approximately $720 million in assets and 14 offices in San Diego County. It is both the largest and oldest independent bank in the San Diego area. The merger is subject to the approval of Grossmont shareholders and banking regulators and is expected to close in the fourth quarter of 1997.

         The merger is structured to be tax-free and is intended to be accounted for as a pooling-of-interests. Zions has owned approximately 4.5% of Grossmont since October 1995. The agreement provides for the issuance of 4.7 million shares of Zions common stock for the remaining 95.5% of Grossmont common stock that it does not presently own. Based upon Zions' July 7 closing price of $36 3/8 per share, the transaction (including Zions' basis in its original investment) is valued at $173 million, which is 3.3 times Grossmont's book value, or approximately 16.8 times its estimated 1997 earnings. Based on Grossmont's estimated 1997 net income of $10.3 million, the transaction is expected to be immediately accretive to Zions' earnings per share, exclusive of any cost savings. Zions will incur $2 million in merger-related charges in the fourth quarter of 1997.




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         "During the nearly two years that Zions has held a minority investment in Grossmont Bank, we have been extremely impressed with both the management of the institution and the unique opportunity this bank has to fill a vital role in the San Diego area economy," said Harris H. Simmons, president and chief executive officer of Zions. "This merger fits our strategy of building our enterprise with strong local management teams in good business markets in areas contiguous with our other banking operations. San Diego County has a population of 2.6 million, making it the sixteenth largest metropolitan area in the United States; at the same time, it is a very distinctive region within the state of California, with a great sense of community, and we believe there is a great opportunity to continue building a bank with a strong local character, and with a focus on serving the needs of the local market. It is our intention that Grossmont will continue under the same philosophy, name and management team as it has in the past," Simmons said. "The bank is in excellent financial condition and has a culture, reputation and client base that fit well with our company. We look forward to assisting the management team in further developing Grossmont as the premier bank in the region."

         Allan W. Severson, president and chief executive officer of Grossmont Bank, said, "We are very pleased to become part of a company recognized as one of the highest quality banking organizations in the country. Grossmont Bank will continue to provide a high level of service and relationship banking with the same local decision making ability. In addition, we will be able to tap into the products and resources Zions has developed to provide better and more diversified banking services to our customers. We are excited to be able to join the Zions organization."


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         Since the merger is intended to be accounted for as a
pooling-of-interests, Zions will not conduct any general share repurchase programs in conjunction with the transaction. However, company officials noted that shares remain available for repurchase by the company in connection with previously announced or completed acquisitions of other banks in which the purchase accounting method is being employed, as authorized by the company's board of directors.

         With assets of $7.2 billion, Zions Bancorporation operates full-service banking offices in Utah, Arizona, Nevada and Colorado. It also offers a comprehensive array of investment, mortgage, leasing and insurance services, and is a recognized leader in providing innovative financing solutions for small businesses nationwide. Investor information about Zions can be accessed on the Internet at www.zionsbank.com, or at www.prnewswire.com. The company's common shares are traded on The Nasdaq Stock Market under the symbol "ZION."

Forward-Looking Information

This news release contains statements regarding the projected performance of Zions and Grossmont on a stand-alone and pro forma combined basis. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: (1) revenues following the merger being lower than expected and/or expenses being higher than expected;

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(2) costs or difficulties related to the integration of Zions and Grossmont being greater than expected; (3) competitive pressures among financial institutions increasing significantly; (4) economic conditions, either nationally or locally in areas in which the combined company will conduct its operations, being less favorable than expected; (5) legislation or regulatory changes adversely affecting the businesses in which the company would be engaged.

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